Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Appoints Tammi Gaskins as Chief Executive Officer

– Tom McCourt to Retire from CEO Post After 17 Years at Ironwood and Four Decades of Distinguished Industry Leadership Bringing Transformational Medicines to Patients –

BOSTON, Mass., October 16, 2026 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases, today announced that its Board of Directors appointed Chief Commercial Officer Tammi Gaskins as Chief Executive Officer and a member of the Board of Directors, effective January 1, 2027. On that date Chief Executive Officer Tom McCourt will retire from his current role and will remain a member of the Board of Directors.

“The Board of Directors selected Tammi Gaskins to be Ironwood’s next CEO because she is a proven leader with a deep understanding of the business, culture and late-stage pipeline. Tammi was instrumental in driving the turnaround of LINZESS® this year, returning it to blockbuster status and growth. She is uniquely positioned to build upon the strong momentum Ironwood has delivered so far in 2026, and to lead the company through its next phase of growth,” said Julie McHugh, Chair of the Ironwood Board of Directors.

Tammi has been a leader in Ironwood’s commercial organization since joining the company in 2020 playing a critical role establishing LINZESS as the number one prescribed brand in the U.S. for the treatment of patients with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). She has also led commercial development efforts for apraglutide, a potential best-in-class, once-weekly GLP-2 analog in Phase 3 development for the treatment of adults with short bowel syndrome with intestinal failure (SBS-IF). Prior to joining Ironwood, Tammi held commercial leadership roles of increasing responsibilities during a 20-year tenure at AstraZeneca.

“It is an honor to be named Ironwood’s next CEO, and I would like to thank Tom and the Board of Directors for their leadership and support,” said Gaskins. “I am excited to continue working with our talented team to bring innovation to patients living with GI and rare diseases. This has been a turnaround year for Ironwood as we have worked to maximize the value of LINZESS and strengthen our balance sheet while advancing the confirmatory STARS-2 clinical trial of apraglutide in SBS-IF. With each step we are shaping Ironwood for the future, working to bring treatment advancements to patients and creating value for shareholders. I look forward to helping Ironwood continue to grow as we extend this momentum into 2027 and beyond.”

“The Board would like to thank Tom for his steady leadership over the last 17 years. From the first approval and launch of LINZESS to the acquisition of VectivBio and progress of the apraglutide program, Tom has made an indelible mark on Ironwood. We wish him well in his retirement and look forward to continuing our collaboration with him on the Board,” said McHugh.

Tom joined Ironwood as its first Chief Commercial Officer helping to shape the clinical profile of LINZESS to enable its commercial success. Building the commercial organization from the ground up, Tom and the team collaborated closely with multiple LINZESS partners over the years to grow it into a blockbuster brand. After becoming CEO in 2021, he led the effort to acquire VectivBio bringing apraglutide to Ironwood’s late-stage pipeline. Before Ironwood, Tom made significant contributions to the commercial and drug development efforts for several market-leading brands at Merck, Astra Merck, AstraZeneca, Novartis and Amgen.

“Working with Tammi closely for several years, I’ve seen first-hand the impact of her business acumen, her passion for Ironwood’s culture and, most importantly, her relentless commitment to bringing better GI medicines to patients. I have every confidence that she will be a strong successor to lead Ironwood into the future,” said McCourt. “I’m grateful for the honor of leading this company, for all of the Ironwood colleagues who shared this journey with me, and for the differences in patients’ lives we have made by working together.”

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases. Ironwood is advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for short bowel syndrome patients who are dependent on parenteral support. In addition, Ironwood has been a pioneer in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for the treatment of irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Building upon our history of innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, with a site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C in adults and pediatric patients 7 years of age and older. LINZESS has also been shown to relieve constipation, infrequent stools, hard stools, straining and incomplete evacuation associated with CIC in adult patients. LINZESS relieves constipation in children and adolescents aged 2 to 17 years with functional constipation.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of IBS-C in adults and pediatric patients 7 years of age and older, CIC in adults and functional constipation (FC) in pediatric patients 2 years of age and older. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with Grand Life Sciences for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of irritable bowel syndrome with constipation (IBS-C) in adults and pediatric patients 7 years of age and older, chronic idiopathic constipation (CIC) in adults, and functional constipation (FC) in pediatric patients 2 years of age and older.

IMPORTANT SAFETY INFORMATION

WARNING:

RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age; in nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Risk of Serious Dehydration in Pediatric Patients Less Than 2 Years of Age

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of adult patients with IBS-C or CIC treated with LINZESS 145 mcg or 290 mcg once daily, and in <1% of adult patients with CIC treated with LINZESS 72 mcg once daily. In pediatric patients, diarrhea was also the most common adverse reaction in clinical trials of patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC treated with LINZESS. In two double-blind trials, diarrhea was reported in 4% of pediatric patients 6 to 17 years of age with FC treated with LINZESS 72 mcg once daily, and 7% and 8% of pediatric patients 7 to 17 years of age with IBS-C treated with LINZESS 145 mcg and 290 mcg once daily, respectively. In clinical trials, severe diarrhea was reported in one pediatric patient with FC treated with LINZESS 72 mcg once daily and in one pediatric patient with IBS-C treated with LINZESS at a dose higher than the recommended 145 mcg once daily dosage for IBS-C. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In adult patients with IBS-C or CIC: diarrhea, abdominal pain, flatulence and abdominal distension.

•	In pediatric patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC: diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the commercial potential of LINZESS; the leadership transition, including its planned effective date and the anticipated benefits of the transition; and the potential of apraglutide to become a best-in-class treatment for adults with SBS-IF. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, and our other product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for apraglutide, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical studies and clinical trials may not be replicated in later trials and earlier-stage clinical trials may not be predictive of the results we may obtain in later-stage clinical trials or of the likelihood of regulatory approval; the risk that apraglutide will not be approved by the FDA or other regulatory agencies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS, apraglutide or our other product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide, apraglutide and other product candidates, that patents for linaclotide, apraglutide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of apraglutide is not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent Securities and Exchange Commission filings.

Investors and Media:
Chris Stamm

Vice President, Investor Relations and Communications
cstamm@ironwoodpharma.com

Investors:
Precision AQ
Stephanie Ascher
Stephanie.Ascher@precisionaq.com